Exhibit 3.19

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

THIS CERTIFICATE is made this 6th day of December, 2011, by the undersigned authorized agent.

The undersigned, an authorized agent of one or more persons desiring to form a limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act (hereinafter referred to as the “Act”), hereby forms a limited liability company for the purposes and on the terms and conditions hereinafter set forth, and hereby certifies to the Delaware Department of State as follows:

FIRST, the name of the limited liability company is Laureate Properties, LLC (Delaware) (hereinafter referred to as the “Company”),

SECOND, the address of its registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, Kent County, Zip Code 19901. The name of its Registered Agent at such address is Capitol Services, Inc.

THIRD, the purposes for which the Company is formed are to engage in any lawful act or activity which may be carried on by a limited liability company under the Act which the members of the Company may from time to time authorize or approve pursuant to the provisions of the Company’s operating agreement, whether or not related to any other business at the time or theretofore engaged in by the Company.  The foregoing enumerated purposes shall be in addition to and not in limitation of the general powers of limited liability companies under the Act.

FOURTH, the relations of the members and the affairs of the Company shall be governed by the Act as well as a written operating agreement which may be amended from time to time as set forth therein.

FIFTH, as permitted by the Act, the authority of any member to act for the Company solely by virtue of being a member is limited and is as set forth in the operating agreement of the Company.

SIXTH, to the extent permitted by the Act, the LLC Interests shall be securities as that term is defined in Article 8 of the Delaware Uniform Commercial Code. Each certificate evidencing LLC Interests shall bear the following legend:

This certificate evidences an interest in Laureate Properties, LLC (Delaware) and shall be a security for purposes of Article 8 of the Delaware Uniform Commercial Code.

No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 6th day of December, 2011.

By:	/s/ Eilif Serck-Hanssen
Eilif Serck-Hanssen
Authorized Person